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Exhibit 10.3

MARKETING AGREEMENT

        THIS MARKETING AGREEMENT ("Agreement") is entered into this            day of June, 2004 by and between Deja Foods, Inc., a Nevada corporation ("Deja Foods") and M&L Wholesale Foods, LLC, a Pennsylvania limited liability company ("M&L").

EXPLANATORY STATEMENT

        A.    Deja Foods and M&L have entered into a Letter Agreement (the "Letter Agreement") dated May 12, 2004 and completely executed on May 24, 2004 to enter into a marketing relationship.

        B.    Deja Foods and M&L desire to finalize the marketing relationship with a more definitive agreement in accordance with the Letter Agreement.

        NOW THEREFORE, in consideration of the foregoing Explanatory Statement which is made a substantive part of this Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

        1.     Certain Definitions.

        Throughout this Agreement, and unless the context otherwise requires, the word or words set forth below within the quotation marks shall be deemed to mean the words which follow them:

          1.1   "Agreement" means this Marketing Agreement.

          1.2.  "Distribution Area" means New York, New Jersey, Maryland, Pennsylvania, Delaware, Ohio, West Virginia, Washington, D.C. and the Northern Virginia regional area and any other locations that are subsequently agreed upon in writing by Deja Foods and M&L.

          1.3   "GAAP" means generally accepted accounting principals.

          1.4   "Gross Profit" means the sales price of the Products based upon collections minus (i) the actual cost of the Products, (ii) all direct expenses as recognized under GAAP associated with the purchase and sale of Products, such as freight expenses, storage expenses, import and tariff fees, relabeling expenses and costs of collection, (iii) the Sales Commission, and (iv) minus a fee of 25% of the sales price of the adjusted Gross Profit of the Products less (i), (ii) and (iii) above that is payable to Deja Plus High Yield Income Fund, LLC. For illustration purposes only, assuming the sale of a product at $2.00, the cost of the product at $0.50 and direct expenses of $0.50, Gross Profit would equal $0.705 based on the following:

Sale Price of Product		$2.00
Cost of Product	(-)	$0.50
Direct Costs	(-)	$0.50
Sales Commission (3% of $2.00)	(-)	$0.06

		$0.94
Deja Plus Fee (25% of $0.94)	(-)	$0.235

Gross Profit		$0.705

          1.5   "Products" means the products that are subject to this Agreement consisting of "dry food" items as that term is applied in the wholesale food industry.

          1.6   "Sales Commission" means the commission that Deja Foods will pay to M&L of three percent (3%) of the gross revenues less sales credits for each transaction that is subject to this Agreement.

        2.     Term.

        The initial Term of the Agreement shall be for three (3) years and will automatically renew for three year terms unless terminated by either party upon sixty (60) days written notice at any time. Upon termination, M&L shall assist Deja Foods in an orderly liquidation of the inventory as and if requested by Deja Foods and M&L shall not compete with Deja Foods in the acquisition or the sale of Products existing in Deja Foods' inventory for a period of one hundred twenty (120) days from the date of termination.

        3.     Responsibilities of Deja Foods.

        Deja Foods shall be responsible for the following:

          a.     Obtaining the Products as determined by the parties with such Products to be viable for sale.

          b.     Warehousing the Products in a facility near to M&L, including paying for storage costs per pallet of Products, with the Products owned by Deja Foods until invoiced to the customer.

          c.     If requested by M&L, providing annual audited financial statements to M&L that identify and reflect the payments required pursuant to this Agreement.

        4.     Responsibilities of M&L.

        M&L shall be responsible for the following:

          a.     Marketing and selling the Products in the Distribution Area.

          b.     Marketing and selling the Products via a Web site paid for and maintained by M&L.

          c.     Generating invoices for Deja Foods for Products sold, collecting COD funds owed by customers, depositing such funds into a separate Deja Foods account and maintaining accountability of inventory. In the event of a default, M&L will assist in collections.

          d.     Assisting in distributing Products to customers and transporting or transferring the Products to M&L customers with such costs to be paid for by Deja Foods and with such costs deducted from the profits shared by Deja Foods and M&L as set forth in Section 1.4 above.

          e.     Providing Deja Foods a right of first refusal to purchase any Products obtained by M&L which Products, if purchased by Deja Foods, will be subject to this Agreement. Items purchased by M&L from Lancaster International Trading Company, a related party company, are not subject to this provision, unless those products directly compete with inventory from Deja Foods.

        5.     Exclusivity and Distribution. M&L shall have the exclusive rights to market and sell the Products owned by Deja Foods and stored in M&L Warehouse in the Distribution Area and shall exclusively market and sell "dry food" items in the Distribution Area only in accordance with and subject to this Agreement. The Distribution Area may be expanded by written agreement of the parties.

        6.     Marketing Costs. M&L shall be solely responsible for all of its marketing and sales costs and expenses.

        7.     Payment of Fees to M&L. Deja Foods shall pay to M&L the Sales Commission for each transaction subject to this Agreement. In addition, Deja Foods will pay to M&L for its marketing and sales and other responsibilities pursuant to the Agreement an amount equal to fifty percent (50%) of the Gross Profit for transactions subject to this Agreement. The payments will be made on a quarterly basis after Deja Foods' accounting, to be paid no later than 30 days after the end of each quarter.

        8.     Retail Outlets not Subject to Agreement. Deja Foods shall not be required to market, sell and distribute Products through M&L in any area if such marketing, sales and distribution is to any entity that has 100 or more retail outlets and all such sales shall be excluded from this Agreement.

        9.     Independent Contractor. M&L shall be an independent contractor and this Agreement shall not constitute a partnership or joint venture relationship between the parties.

        10.   Noncompetition and Confidentiality. M&L agrees that contemporaneous with the execution of this Agreement it will execute and deliver to Deja Foods the original of the Noncompetition and Confidentiality Agreement attached as Exhibit A and made a part hereof.

        11.   Certain Representations and Warranties.

          11.1 As a material inducement to the execution of this Agreement by Deja Foods, M&L represents and warrants to Deja Foods that, at the date hereof and during the term of this Agreement, the following representations and warranties are, and at all times shall be, true and correct according to their terms:

            11.1.1 M&L has the power and authority to execute, acknowledge, and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to take all other actions required to be taken pursuant to the provisions of this Agreement; and this Agreement is valid and binding upon M&L in accordance with its terms. Neither the execution, and delivering of this Agreement, nor the consummation of the transactions hereby contemplated will constitute any violation or breach of the Articles of Organization or the Operating Agreement of M&L or any provision of any contract, document or instrument to which M&L is a party, is bound or by which any of the assets or property of M&L may be affected or secured, or any order, writ, injunction, decree, or applicable laws.

          11.2 As a material inducement to the execution of this Agreement by M&L, Deja Foods represents and warrants to M&L that at the date hereof and during the term of this Agreement, the following representations and warranties are, and at all times shall be, true and correct, according to their terms:

            11.2.1 Deja Foods has the power and authority to execute, and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to take all other actions required to be taken pursuant to the provisions of this Agreement; and this Agreement is valid and binding upon Deja Foods in accordance with its terms. Neither the execution, and delivering of this Agreement, nor the consummation of the transactions hereby contemplated will constitute any violation or breach of the Articles of Incorporation or the Bylaws of Deja Foods or any provision of any contract, document or instrument to which Deja Foods is a party, is bound or by which any of the assets or property of Deja Foods may be affected or secured, or any order, writ, injunction, decree, or applicable laws.

        12.   Interpretation and Survival.

          12.1 Each covenant, promise, agreement, representation and warranty contained in this Agreement is independent of all other covenants, promises, agreements, representations and warranties contained herein (whether or not covering any identical or related subject matter) and shall be independently and separately complied with and satisfied.

          12.2 All covenants, promises, agreements, representations and warranties made in this Agreement or pursuant hereto shall survive the date hereof, the consummation of transactions contemplated hereby and any inspection or investigation of any alleged breach of this Agreement.

        13.   Notices.

        All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given as follows: by personal delivery against a receipted copy; by facsimile, telegram or overnight courier; or by U. S. registered or certified mail, return receipt requested, postage prepaid, and addressed to the other party at the following address:

If to Deja Foods:	16501 Ventura Blvd., Suite 503 Encino, CA 91436 Attn: David Fox, President
If to M&L:	P.O. Box 409 Denver, PA 17517 Attn: Myron D. Stoltzfus

        Any party may from time to time change the address to which Notices to it are to be sent by giving notice of such change to the other parties in the manner set forth herein. Notices shall be deemed given and received on the next business day following the day such notice is mailed or sent by overnight courier in the manner described above, or, if personally delivered or if sent by facsimile, on the date so delivered or sent. Any time period shall commence on the day such Notice is deemed given and received. For purposes of this Agreement, the term "business day" shall include all days other than Saturdays, Sundays and federal banking holidays.

        14.   Governing Law; Jurisdiction; Attorney's Fees.

        It is the intent of the parties hereto that all questions with respect to the construction of this Agreement, and the rights, duties, obligations and liabilities of the parties, shall be governed by and construed and enforced exclusively in accordance with the applicable provisions of the laws of the State of California and that the State of California, County of Los Angeles, shall have exclusive jurisdiction and venue regarding any legal action to enforce any provision, term or condition of this Agreement. If an action is brought in any legal proceeding to enforce any provision, term or condition of this Agreement or in any actions relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and court costs.

        15.   Miscellaneous Provisions.

          15.1 This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and, permitted assigns. Nothing herein contained shall be construed to constitute any Joint Venturer, the agent, servant or employee of the other Joint Venturer, except as specifically provided in this Agreement.

          15.2 Nothing herein contained shall be construed to constitute any party the agent, servant or employee of the other party.

          15.3 Each of the parties agree that they and each of them shall take whatever action or actions as are reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Agreement, and to that end each of the parties agree that they shall execute, acknowledge, seal and deliver any further instruments or documents which may be reasonably necessary to give force and effect to this Agreement or any of the provisions hereof, or to carry out the intent of this Agreement or any of the provisions hereof.

          15.4 This Agreement and the Exhibits attached hereto sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the matters contained herein, this Agreement supercedes all other agreements between the parties and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth herein.

          15.5 This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile signature shall be deemed an original signature for all purposes.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

DEJA FOODS, INC.
By:	/s/ DAVID FOX David Fox, President
M&L WHOLESALE FOODS, LLC
By:	/s/ MYRON D. STOLTZFUS Myron D. Stoltzfus, Sr., Manager

EXHIBIT A

NONCOMPETITION AND CONFIDENTIALITY AGREEMENT

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MARKETING AGREEMENT